Exhibit 2.4

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of [●], 2020 by and among Maxeon Solar Technologies, Ltd., a Singapore public limited company (the “Company”), Total Solar INTL SAS, a French société par actions simplifiée (together with its Affiliates that Beneficially Own Ordinary Shares, “Total”), and ZHONGHUAN SINGAPORE INVESTMENT AND DEVELOPMENT PTE. LTD., a [●] (together with its Affiliates that Beneficially Own Ordinary Shares, “TZS” and, together with Total, the “Shareholders” and each individually, a “Shareholder”).

WHEREAS, SunPower Corporation (“SunPower”) and the Company entered into a Separation and Distribution Agreement, dated November 8, 2019 (the “Separation Agreement”), pursuant to which, among other things, SunPower agreed to distribute all outstanding Ordinary Shares (as defined below) owned by SunPower, on a pro rata basis, to holders of ordinary shares of SunPower (the “Distribution”).

WHEREAS, SunPower, the Company, Tianjin Zhonghuan Semiconductors Co., Ltd., an Affiliate of TZS (“TZS Co”), and Total (solely for purposes of Sections 5.2, 6.1, 6.3, 6.4, 6.6, 6.8, 6.9(d), 6.10, 8.2(a) and Article IX thereof), entered into an Investment Agreement, dated November 8, 2019 (the “Investment Agreement”), pursuant to which, among other things, the Company agreed to issue and sell to TZS Co, and TZS Co agreed to acquire and purchase from the Company, newly-issued Ordinary Shares, subject to the terms and conditions set forth in the Investment Agreement, immediately following the Distribution.

WHEREAS, as a condition to the Closing (as defined below), the Company, Total and TZS have executed and delivered this Agreement prior to the Closing.

WHEREAS, (i) Total became a direct holder of Ordinary Shares as a result of the Distribution, which was effected immediately prior to execution of this Agreement and the Closing, and (ii) TZS (as TZS Co’s designee) will become a direct holder of Ordinary Shares as a result of the Closing.

WHEREAS, concurrently with the execution of this Agreement, the Company, Total and TZS are entering into a Registration Rights Agreement, dated as of the date hereof, providing for certain registration rights which the Company is granting to Total and TZS.

WHEREAS, in connection with the Distribution and the Closing, the Company and the Shareholders (i) wish to set forth certain understandings among the Company and the Shareholders, including with respect to certain governance matters, (ii) have executed and delivered this Agreement prior to the Closing, and (iii) wish for this Agreement to become automatically effective immediately after the Closing (the “Effective Time”).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1.    Definitions; Interpretation.

(a)    Definitions. As used herein, the following terms shall have the following respective meanings:

(i)    “13D Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities that would be required under Section 13(d) of the Exchange Act, and the rules and regulations thereunder (as in effect on, and based on legal interpretations thereof existing on, the date hereof), to file a statement on Schedule 13D pursuant to Rule 13d-1(a) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Voting Securities representing more than 5% of any class of Voting Securities then outstanding.

(ii)    “Act” means the Companies Act, Chapter 50 of Singapore, as amended.

(iii)    “Affiliate” means as to any Person, any other Person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For the avoidance of doubt, for purposes of this Agreement, none of the Shareholders shall be deemed to be an Affiliate of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of any Shareholder.

(iv)    “Agreement” shall have the meaning set forth in the Preamble.

(v)    “Anti-Corruption Laws and Obligations” means, with respect to any party to this Agreement, (i) the laws, statutes, rules and regulations governing the activities of the Company or this Agreement which prohibit bribery and corruption and, where applicable, the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and such Convention’s Commentaries, and (ii) laws prohibiting bribery and corruption in the jurisdictions in which such party is organized or registered, carries out most of its business activities or is listed on a stock exchange or stock market, or in the jurisdiction in which the ultimate parent entity of such party is organized or registered, carries out most of its business activities or is listed on a stock exchange or stock market.

(vi)    “Beneficially Own” (and, with correlative meanings, “Beneficial Ownership” and “Beneficially Owned”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act, provided that, for purposes of this Agreement, TZS shall, at any given time, be deemed to Beneficially Own all of the Ordinary Shares it is then entitled to purchase under the Option, whether at such time or at the Option Expiration Date.

(vii)    “Board” means the board of directors of the Company.

(viii)    “Business Day” means a day that is not a Saturday, Sunday or day on which banking institutions in (i) New York, New York, (ii) Paris, France, (iii) Beijing, People’s Republic of China or (iv) Singapore are authorized or required by law to close.

(ix)    “CEO” means the Chief Executive Officer of the Company.

(x)    “Close Family Member” means, with respect to a Person, any member of the family of such Person: (i) that may be expected to exercise influence over such Person; or (ii) where the business of such family member (whether or not conducted through an entity or subsidiary) is influenced by such Person, including, in each case, any (a) children or dependents of such Person, (b) spouse or companion of such Person, or (c) children or dependents of the spouse or companion of such Person.

(xi)    “Closing” means the closing of the issuance of Ordinary Shares to TZS pursuant to and in accordance with the Investment Agreement.

(xii)    “Company” shall have the meaning set forth in the Preamble and includes the Company’s successors by merger, acquisition, reorganization or otherwise.

(xiii)    “Company Equity Plan” means any option or other equity benefit plan of the Company.

(xiv)    “Confidential Information” means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of any Shareholder from the Company or its representatives, through the ownership of Ordinary Shares or other securities of the Company or any of its Subsidiaries or such Shareholder’s governance rights pursuant to this Agreement, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Shareholder or its representatives, (ii) was or becomes available to such Shareholder or its representatives on a non-confidential basis prior to disclosure to such Shareholder or its representatives by or on behalf of the Company or its representatives, (iii) was or becomes available to such Shareholder or its representatives from a source other than the Company or its representatives, provided, that such source is not known by such Shareholder or its representatives to be bound by a confidentiality obligation to the Company with respect to such information at the time of its disclosure or (iv) is independently developed by or on behalf of such Shareholder or its representatives without the use of any Confidential Information.

(xv)    “Control Acquisition” means any transaction or series of transactions involving: (i) (a) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from the Company that would result in any Person or group of Persons Beneficially Owning more than fifty percent (50%) of the total outstanding Equity Securities of the Company (measured by voting power or economic interest), or (b) any tender offer, exchange offer, other secondary acquisition or similar transaction that would result in any Person or group of Persons Beneficially Owning more than fifty percent (50%) of the total outstanding Equity Securities of the Company (measured by voting power or economic interest), or (c) any merger, consolidation, share exchange, business combination or similar transaction involving the Company that would result in the shareholders of the Company immediately preceding such transaction Beneficially Owning less than fifty percent (50%) of the total outstanding Equity Securities in the surviving or resulting entity of such transaction (measured by voting power or economic interest); or (ii) any sale or lease or exchange, transfer, license or disposition of a business, deposits or assets that constitute more than fifty percent (50%) of the consolidated assets, business, revenues, net income, assets or deposits of the Company and its Subsidiaries.

(xvi)    “Control Acquisition Proposal” means any proposal, offer, inquiry, indication of interest or expression of intent (whether binding or non-binding) by any Person or group of Persons relating to a Control Acquisition.

(xvii)    “Convertible [Debenture]” means [●].

(xviii)    “Convertible Securities” means any securities of the Company which are or by their terms will be convertible into, exchangeable for or otherwise exercisable to acquire Voting Securities, including convertible securities, warrants, rights or options to purchase Voting Securities whether or not then in the money.

(xix)    “Designees” means the Total Designees and TZS Designees, collectively.

(xx)    “Director” means any director of the Company.

(xxi)    “Distribution” shall have the meaning set forth in the Recitals.

(xxii)    “EBITDA” means, for any period, the total of the following calculated for Company and its Subsidiaries on a consolidated basis and without duplication, with each component thereof determined in accordance with the accounting principles applied by the Company in its good faith calculation of its financial results for such period: (a) consolidated net income; plus (b) any deduction for (or less any gain from) income, franchise or other taxes included in determining such consolidated net income; plus (c) interest expense deducted in determining such consolidated net income; plus (d) amortization and depreciation expense deducted in determining such consolidated net income; plus (e) any non-

recurring charges and any non-cash charges resulting from application of the accounting principles applied by the Company in its good faith calculation of its financial results for such period insofar as the foregoing requires a charge against earnings for the impairment of goodwill and other acquisition related charges to the extent deducted in determining such consolidated net income and not added back pursuant to another clause of this definition; plus (f) any non-cash expenses that arose in connection with the grant of equity or equity-based awards stock to officers, directors, employees and consultants of the Company and its Subsidiaries and were deducted in determining such consolidated net income; plus (g) non-cash restructuring charges; plus (h) non-cash charges related to negative mark-to-market valuation adjustments as may be required by the accounting principles applied by the Company in its good faith calculation of its financial results for such period from time to time; plus (i) non-cash charges arising from changes in the accounting principles applied by the Company in its good faith calculation of its financial results for such period occurring after the date hereof; less (j)(1) non-cash adjustments related to positive mark-to-market valuation adjustments as may be required by the accounting principles applied by the Company in its good faith calculation of its financial results for such period from time to time and (2) any extraordinary gains; plus (k) any publicly disclosed amounts attributable to the incremental costs of above-market polysilicon in any period (however realized or incurred); and plus or minus, as appropriate (l) other quarterly cash and non-cash adjustments that are deemed by the Controller and Chief Financial Officer of the Company not to be part of the normal course of business and not necessary to reflect the regular, ongoing operations of the Company and its Subsidiaries and are reflected in adjusted EBITDA amounts publicly reported by the Company from time to time. As used in this definition, “non-cash charge” shall mean a charge in respect of which no cash is paid during the applicable period (whether or not cash is paid with respect to such charge in a subsequent period).

(xxiii)    “Effective Date” means the date on which Closing occurred under the Investment Agreement.

(xxiv)    “Effective Time” shall have the meaning set forth in the Recitals.

(xxv)    “Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

(xxvi)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

(xxvii)    “General Waiver” means the waiver granted by the SIC on January 30, 2020 with respect to the applicability of the Singapore Code to the Company in all cases except in the case of a tender offer (within the meaning of the Exchange Act) where the Tier I Exemption is available and the Company relies on the Tier I Exemption to avoid full compliance with the tender offer rules promulgated under the Exchange Act.

(xxviii)    “Independent Director” means a director that satisfies both (i) any requirements to qualify as an “independent director” under the rules of any stock exchange or stock market on which the Ordinary Shares are then currently listed and (ii) the independence criteria set forth in Rule 10A-3 under the Exchange Act, for so long as such rule is applicable to the Company.

(xxix)    “Independent Director Approval” means the affirmative vote or written consent of a majority of the Independent Directors, duly obtained in accordance with the applicable provisions of the Company’s constitution and applicable law.

(xxx)    “Independent Shareholder” means any shareholder of the Company who is not (x) a Shareholder, an Affiliate of such Shareholder or an officer or director of such Shareholder or Affiliate or (y) an officer or director of the Company or any of its Subsidiaries.

(xxxi)    “Indebtedness” means (i) any obligation for borrowed money, (ii) any obligation evidenced by bonds, debentures, notes or other similar instruments, (iii) any obligation to pay the deferred purchase price of property or services (other than accounts payable and accrued expenses incurred in the ordinary course of business determined in accordance with accounting principles applied by the Company in its good faith calculation of its financial results for the period to which such Indebtedness is being calculated), (iv) any obligation with respect to capital leases, (v) any obligation created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries, (vi) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit and similar surety instruments (including construction performance bonds), (vii) any obligation under currency, interest rate or other swaps and any hedging or other obligation under other derivative instruments other than any such swap, hedge or obligation under other derivative instruments that can be implemented by the Company’s management without Board approval pursuant to Company policy, (viii) any guaranty obligation with respect to the types of Indebtedness listed in clauses (i) through (vii) above, and (ix) non-recourse obligations but only to the extent secured by assets of the Company or any of its Subsidiaries.

(xxxii)    “Investment Agreement” shall have the meaning set forth in the Recitals.

(xxxiii)    “LTM EBITDA” shall mean, as of any date, EBITDA for the most recently completed four fiscal quarters for which the Company’s financial statements are publicly available immediately preceding such date.

(xxxiv)    “New Securities” means Voting Securities or Convertible Securities, excluding securities issued pursuant to the exercise by any Shareholder of its rights pursuant to Section 6 and, to the extent the securities purchased by such Shareholder upon exercise of its rights pursuant to Section 6 are Convertible Securities, any securities issued upon exercise, conversion or exchange of such Convertible Securities.

(xxxv)    “Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board, or another committee performing the functions of nominating or selecting individuals for election or appointment to the Board.

(xxxvi)    “Nominating and Corporate Governance Committee Charter” means the charter of the Nominating and Corporate Governance Committee.

(xxxvii)    “Ordinary Shares” means the ordinary shares issued from time to time in the capital of the Company, or any successor shares or class of shares in the capital of the Company or combination thereof.

(xxxviii)    “Option” means [that certain Option Agreement, dated [●], 2020, by and between the Company and TZS granting TZS (or its designee) an option to purchase Ordinary Shares as set forth therein.]

(xxxix)    “Option Exercise Date” shall have the meaning set forth in the Option.

(xl)    “Organizational Documents” means, with respect to any specified Person, the articles of association, the memorandum of association, the constitution, the certificate of incorporation, the by-laws or other equivalent corporate charter document(s) of such specified Person.

(xli)    “Outstanding Indebtedness” means the aggregate amount, without duplication, of all outstanding Indebtedness of the Company and its Subsidiaries; provided that the amount of any non-recourse obligations shall only be included to the extent secured by assets of the Company or any of its Subsidiaries, and then only in the lesser of the amount of such non-recourse obligation or the book value of such assets.

(xlii)    “Permitted Transfer” means, in respect of a Shareholder: (i) a Transfer to an Affiliate of such Shareholder if such Affiliate has agreed in writing to be bound by the terms of this Agreement as a Shareholder to the extent and for the duration that such terms remain in effect at the time of the Transfer; (ii) a Transfer in connection with any Control Acquisition approved by the Board or a duly-authorized committee thereof (including if the Board or such committee affirmatively publicly recommends that the Company’s shareholders tender in response to a tender offer or exchange offer that, if consummated, would constitute a Control Acquisition (which recommendation has not been publicly withdrawn or changed); (iii) a Transfer to the Company or any of its Subsidiaries; or (iv) a Transfer to the other Shareholder pursuant to Section 2(m)(iii).

(xliii)     “Person” means any natural person, company, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

(xliv)    “Public Official” means any individual who is (A) an elected or appointed official of any government or state, (B) an employee or agent of any government or state, any department, body or agency thereof, or any company in which a government or state owns, directly or indirectly, a majority or controlling interest, (C) an official of a political party, (D) a candidate for public office, or (E) an official, employee or agent of any public international organization.

(xlv)    “SEC” means the U.S. Securities and Exchange Commission.

(xlvi)    “Separation Agreement” shall have the meaning set forth in the Recitals.

(xlvii)    “[Share Borrow Facility]” means that certain [Share Borrow Facility] with [●] dated [●].

(xlviii)    “Shareholder” and “Shareholders” (as applicable) shall have the meaning set forth in the Preamble.

(xlix)    “Shareholder Merger” means a statutory merger (or equivalent concept) under applicable law providing for the acquisition by a Shareholder or one or more of its Affiliates of one hundred percent (100%) of the then-outstanding Voting Securities, which is conditioned (which condition may not be waived) on at least a majority of the Voting Securities that are held by the Independent Shareholders being voted in favor of such merger (or such equivalent concept).

(l)    “Shareholder Tender Offer” means a bona fide public tender offer subject to the provisions of Regulation 14D when first commenced within the meaning of Rule 14d-2(a) of the rules and regulations under the Exchange Act, by any combination of a Shareholder or one or more of its Affiliates to purchase or exchange for cash or other consideration Voting Securities and which consists of an offer to acquire one hundred percent (100%) of the total Voting Securities then outstanding (other than the Voting Securities Beneficially Owned by such Shareholder) and is conditioned (which conditions may not be waived) on at least a majority of the Voting Securities that are held by the Independent Shareholders being tendered and not withdrawn with respect to such offer.

(li)    “Shareholder Transaction” means any transaction or series of transactions involving: (i) (a) any acquisition or purchase of Equity Securities of the Company or any of its Subsidiaries, (b) any tender offer or exchange offer for or other secondary acquisition of Equity Securities of the Company or any of its Subsidiaries, or (c) any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries; or (ii) any sale or lease or exchange, transfer, license or disposition of a business, deposits or assets of the Company or any of its Subsidiaries.

(lii)    “Shareholder Transaction Proposal” means any proposal, offer, inquiry, indication of interest or expression of intent (whether binding or non-binding) by any Person or group of Persons relating to a Shareholder Transaction.

(liii)    “SIC” means the Securities Industry Council of Singapore.

(liv)     “Singapore” means the Republic of Singapore.

(lv)    “Singapore Code” means the Singapore Code on Take-Overs and Mergers.

(lvi)    “Spin-off Debt” means any financing contemplated by Section 6.9 of the Investment Agreement and which is consummated in connection with the Distribution or the Closing.

(lvii)     “Subsidiary” means, with respect to any Person, any company, limited liability company, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such company or other legal entity.

(lviii)    “SunPower” shall have the meaning set forth in the Recitals.

(lix)    “Tier I Exemption” means the Tier I exemption set forth in Rule 13e-4(h) of the Exchange Act.

(lx)    “Total” shall have the meaning set forth in the Preamble.

(lxi)    “Total Designee” means any Director who has been designated by Total pursuant to Section 2.

(lxii)    “Total Designee Approval” means the affirmative vote or written consent of a majority of the Total Designees, duly obtained in accordance with the applicable provisions of the Company’s constitution and applicable law.

(lxiii)    “Transfer” (and, with correlative meanings, “Transferee”, “Transferor”, “Transferred” and “Transferring”) means, with respect to any Ordinary Shares, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Ordinary Shares, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Ordinary Shares or any participation or interest therein or any agreement or commitment to do any of the foregoing.

(lxiv)    “TZS” shall have the meaning set forth in the Preamble.

(lxv)    “TZS Co” shall have the meaning set forth in the Recitals.

(lxvi)    “TZS Designee” means any Director who has been designated by TZS pursuant to Section 2.

(lxvii)    “TZS Designee Approval” means the affirmative vote or written consent of a majority of the TZS Designees, duly obtained in accordance with the applicable provisions of the Company’s constitution and applicable law.

(lxviii)    “U.S.” means the United States of America.

(lxix)    “Voting Securities” means the Ordinary Shares and any other securities of the Company having the power to vote in the election of members of the Board.

(b)    Additional Definitions. Any capitalized term used in any Section of this Agreement (or in the Preamble or Recitals of this Agreement) that is not defined in this Section 1 shall have the meaning ascribed to it in such other Section (or in the Preamble or Recitals, as applicable).

(c)    Rules of Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party. The headings and captions of this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms hereof. Section references are to this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day. For all purposes of this Agreement, unless otherwise expressly provided or the context otherwise requires:

(i)    the term “or” is disjunctive but not exclusive;

(ii)    the terms “hereof”, “herein” and “hereunder” and terms of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iii)    the term “including” and terms of similar import when used in this Agreement are not limiting and mean “including without limitation” unless otherwise specified;

(iv)    the term “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(v)    the term “outstanding Ordinary Shares” and terms of similar import mean, at any given time, the total number of Ordinary Shares actually issued and outstanding as of such time but without regard to (x) any Equity Securities or other securities or instruments, including any Convertible [Debentures], that are exercisable or exchangeable for or convertible into Ordinary Shares, or (y) any Ordinary Shares subject to [repurchase by the Company] under the [Share Borrow Facility]), unless expressly specified otherwise;

(vi)    references to “day” mean a calendar day unless otherwise indicated as a “Business Day”;

(vii)    references to “$” means U.S. dollars, the lawful currency of the United States of America; and

(viii)    whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

Section 2.    Board of Directors.

(a)    Board Size. For so long as a Shareholder Beneficially Owns at least 10% of the outstanding Ordinary Shares, the size of the Board shall, subject to Section 2(d), be fixed at ten (10) directors.

(b)    Initial Board. As of the Effective Time, the Board shall initially consist of the following Directors (the “Initial Board”):

(i)    three (3) Directors designated by Total as Total Designees;

(ii)    three (3) Directors designated by TZS as TZS Designees;

(iii)    three (3) Directors who are Independent Directors; and

(iv)    the CEO,

The Company and the Board shall take all action necessary to cause three (3) Total Designees, three (3) TZS Designees, three (3) Independent Directors and the CEO to comprise the Board as of the Effective Time.

(c)    Chairman. The Board shall elect an Independent Director to serve as chairman of the Board.

(d)    Designation of Directors. After the appointment of the Initial Board as set forth in Section 2(b), for so long as a Shareholder Beneficially Owns the applicable percentage of Ordinary Shares set forth below, such Shareholder shall have the right to designate, and the individuals nominated for election as Directors by or at the direction of the Board shall include:

(i)    the lowest number of Directors representing a majority of the Directors on the Board, assuming no vacancies, so long as such Shareholder Beneficially Owns at least 50% of the outstanding Ordinary Shares;

(ii)    three (3) Directors, so long as such Shareholder Beneficially Owns at least 25% of the outstanding Ordinary Shares but less than 50% of the outstanding Ordinary Shares;

(iii)    two (2) Directors, so long as such Shareholder Beneficially Owns at least 15% of the outstanding Ordinary Shares but less than 25% of the outstanding Ordinary Shares; and

(iv)    one (1) Director, so long as such Shareholder Beneficially Owns at least 10% of the outstanding Ordinary Shares but less than 15% of the outstanding Ordinary Shares.

If a Shareholder Beneficially Owns at least 50% of the outstanding Ordinary Shares, the Company and the Board shall take all action necessary to cause the size of the Board to be fixed at the number of Directors required to permit compliance with Section 2(d)(i). In the event that the number of Total Designee(s) or TZS Designee(s), as applicable, exceeds the number of Designee(s) that Total or TZS, as applicable, is entitled to designate pursuant to this Section 2(d) (such excess number of Designee(s) of Total or TZS, as applicable, its “Excess Designee(s)”) Total or TZS, as applicable, shall as promptly as practicable cause a number of its Designee(s) equal to its Excess Designee(s) to resign from the Board, and the Nominating and Corporate Governance Committee shall as promptly as practicable thereafter, in accordance with the Nominating and Corporate Governance Committee Charter, recommend to the Board an individual who would qualify as an Independent Director for election or appointment to the Board to fill the vacancy that is caused by each such resignation. The Board shall as promptly as practicable thereafter take all action necessary (and Total and TZS shall cause their respective Designees to promptly take all action necessary and shall vote all of their respective Voting Securities or, if applicable, consent in writing) to elect or appoint any such individual identified by the Nominating and Corporate Governance Committee, in accordance with the Nominating and Corporate Governance Committee Charter, to the Board.

(e)    Election of Directors.

(i)    The Company shall, to the fullest extent permitted by applicable law, cause each individual designated pursuant to Section 2(d) to be included in the slate of nominees recommended by the Board to the Company’s shareholders for election as Directors at each annual meeting of the shareholders of the Company

(and/or in connection with any election by written consent) and the Company shall use its reasonable best efforts to cause the election of each such individual as a Director, including nominating such individual to be elected as a Director as provided herein, recommending such individual’s election as a Director and soliciting proxies or consents in favor thereof. Without limiting the foregoing, at any annual meeting of shareholders of the Company at which Directors are to be elected, the Company shall, in the sole discretion of Total or TZS, as applicable, either re-nominate for election to the Board each of the respective then-serving Designees of Total or TZS, as applicable, or nominate such other individuals that Total or TZS, as applicable, may designate to the Company in writing. Total shall vote all of its Ordinary Shares in favor of the election to the Board of all individuals designated by TZS pursuant to Section 2(d) or Section 2(f)(i), and TZS shall vote all of its Ordinary Shares in favor of the election to the Board of all individuals designated by Total pursuant to Section 2(d) or Section 2(f)(i).

(ii)    At any annual meeting of the shareholders of the Company at which Directors are to be elected, the Company shall re-nominate for election the then-serving CEO. Each of Total and TZS shall vote all of its Ordinary Shares in favor of electing the then-serving CEO to the Board.

(iii)    Prior to the time that any individual designated pursuant to Section 2(d) or the CEO becomes a Director, such individual shall tender (and if a Designee, the Shareholder designating such Designee shall take all action to cause such Designee to tender) a resignation letter to the Board to the effect that such individual will (A) in the case of a Designee, unless otherwise agreed by the Board or the Nominating and Corporate Governance Committee, resign as a director effective as of the date on which the Shareholder designating such Designee ceases to have the right to designate a Director pursuant to Section 2(d) or (B) in the case of the CEO, resign as a Director effective as of the date on which such individual no longer serves as CEO.

(iv)    Each individual included in the slate of nominees recommended by the Board to the Company’s Shareholders for election as Directors, other than a Designee or the CEO, shall be an Independent Director and be selected by the Nominating and Corporate Governance Committee in accordance with the Nominating and Corporate Governance Committee Charter. The Board shall as promptly as practicable thereafter take all action necessary (and Total and TZS shall cause their respective Designees to promptly take all action necessary and shall vote all of their respective Voting Securities or, if applicable, consent in writing) to elect or appoint any such individual identified by the Nominating and Corporate Governance Committee, in accordance with the Nominating and Corporate Governance Committee Charter, to the Board.

(f)    Replacement of Directors.

(i)    In the event that (A) a vacancy on the Board is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of a Designee (other than any Excess Designee(s)) designated by a Shareholder pursuant to Section 2(d) or designated by a Shareholder pursuant to this Section 2(f)(i) or (B) a Designee designated by a Shareholder pursuant to Section 2(d) or designated by a Shareholder pursuant to this Section 2(f)(i) is not elected by the Company’s shareholders at an annual meeting of the shareholders of the Company (or in connection with any election by written consent), in each case of clauses (A) and (B), such Shareholder shall have the right to designate a replacement to fill such vacancy (which, in the case of clause (B), shall be an individual that is different from the Designee who was not elected by the Company’s shareholders at such annual meeting). The Company shall, to the fullest extent permitted by applicable law, cause such vacancy to be filled by the individual so designated by such Shareholder, and the Board shall promptly take all action necessary (and Total and TZS shall cause their respective Designees to promptly take all action necessary and shall vote all of their respective Voting Securities or, if applicable, consent in writing) to elect or appoint any such individual to the Board in accordance with the Act. Upon the written request of a Shareholder, the Company and the Board shall take all action necessary to remove from the Board, with or without cause, a Designee designated by such Shareholder pursuant to Section 2(d) or designated by such Shareholder pursuant to this Section 2(f)(i), and to elect or appoint to the Board any individual designated by such Shareholder as provided in the first sentence of this Section 2(f)(i) to replace such Designee (and Total and TZS shall cause their respective Designees to promptly take all action necessary and shall vote all of their respective Voting Securities or, if applicable, consent in writing to effect the foregoing). Any Director designated pursuant to this Section 2(f)(i) shall be considered to be a Total Designee or TZS Designee, as applicable, following such designation and election or appointment to the Board.

(ii)    In the event that any Independent Director or the CEO shall cease to serve as a Director for any reason, the Nominating and Corporate Governance Committee shall as promptly as practicable thereafter, in accordance with the Nominating and Corporate Governance Committee Charter, recommend to the Board an individual who meets the qualifications of an Independent Director or is the CEO, as applicable, for election or appointment to the Board to fill such vacancy, and the Board shall as promptly as practicable thereafter take all action necessary (and Total and TZS shall cause their respective Designees to promptly take all action necessary and shall vote all of their respective Voting Securities or, if applicable, consent in writing) to elect or appoint any such individual identified by the Nominating and Corporate Governance Committee, in accordance with the Nominating and Corporate Governance Committee Charter, to the Board.

(g)    Increase or Decrease in the Size of the Board. In the event that the size of the Board is increased or decreased at any time, the number of Directors subject to designation by a Shareholder pursuant to Section 2(d) following such increase or decrease shall equal the product of the total number of Directors on the increased or decreased Board multiplied by the percentage of Directors on the Board subject to such Shareholder’s designation rights pursuant to Section 2(d) immediately prior to such increase or decrease, rounded down to the nearest whole number.

(h)    Committees.

(i)    Shareholder Representation. So long as a Shareholder has the right to designate at least one (1) Director for election to the Board pursuant to Section 2(d), the Company shall, to the fullest extent permitted by applicable law, cause each committee of the Board to (A) include in its membership at least one (1) of such Shareholder’s Designees and (B) if the other Shareholder has the right to designate at least one (1) Director for election to the Board pursuant to Section 2(d), an equal number of Designees of such other Shareholder, except, in each case of clauses (A) and (B), (x) to the extent that such membership would violate applicable securities laws or the rules of the stock exchange or stock market on which the Ordinary Shares are then listed or (y) if the primary purpose of such committee is to consider any matter in which there is a potential conflict of interests between the Company (or any of its Subsidiaries), on the one hand, and such Shareholder (or any of its Affiliates), on the other hand, as determined by the members of the Board (excluding such Shareholder’s Designee(s)) in their reasonable judgment.

(ii)    Independent Director Representation. The Company shall, to the fullest extent permitted by applicable law, cause each committee of the Board to include in its membership at least two (2) Independent Directors, except to the extent that applicable securities laws or rules of the stock exchange or stock market on which the Ordinary Shares are then listed require a greater number of Independent Directors to be included in the membership of such committee, in which case the Company shall, to the fullest extent permitted by applicable law, cause such committee to include in its membership such greater number of Independent Directors.

(iii)    Coordination Committee. Promptly following the Effective Time, the Board shall designate and, until the second anniversary of the Effective Date and for so long as TZS Beneficially Owns at least 15% of the outstanding Ordinary Shares, maintain a Coordination Committee, the members of which shall include at least one (1) TZS Designee, together with such other Directors as are selected by the Board. The Coordination Committee shall convene on a quarterly basis with the management team of the Company to discuss business opportunities for the Company and the Company’s performance against targets set forth in the Company’s Approved Annual Budget, including the research and development budget included therein.

(i)    Compliance. Each Shareholder shall use its reasonable best efforts to cause each of its Designee(s) to comply with any qualification requirements for Directors set forth in the Company’s constitution, and all policies, procedures, processes, codes, rules, standards and guidelines applicable to Directors, including the Company’s code of business conduct and ethics, any related person transactions approval policy, any securities trading policies, any Directors’ confidentiality policy and any corporate governance guidelines, and preserve the confidentiality of the Company’s business information, including the discussions of matters considered in meetings of the Board or any committee thereof, at all times that such Designee serves as a Director; provided, however, that the Company understands and agrees that, subject to the terms of Section 10, each Designee may disclose information he or she obtains while serving as a member of the Board to the Shareholder who designated such Designee and such Shareholder’s Affiliates and its and their respective directors, officers, employees and other representatives.

(j)    No Limitation. The provisions of this Section 2 are intended to provide the Shareholders with minimum Board representation rights as set forth herein. Subject to Section 5, nothing in this Agreement shall prevent the Company from having a greater number of designees of a Shareholder on the Board than otherwise provided herein. In addition, nothing in this Section 2 shall be construed to prevent a Shareholder from choosing to designate a lesser number of designees on the Board than otherwise provided herein or pursuant to applicable law and the Company’s constitution.

(k)    Laws and Regulations. Nothing in this Section 2 shall be deemed to require that any party hereto, or any Affiliate thereof, act or be in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange or stock market rule.

(l)    Board Approval. Except as otherwise provided in this Agreement, any action by the Board will require the approval or consent of a majority of the Directors.

(m)    Deadlock.

(i)    Escalation of Deadlock. If a Shareholder Approval Matter (as defined in Section 3) is considered by the Board and such Shareholder Approval Matter is not approved because one or more Designees of a Shareholder (the “Blocking Shareholder”) did not vote (or provide consent) to approve such Shareholder Approval Matter (the “Deadlock Matter”) as contemplated by Section 3(a) (a “Deadlock”), then the Shareholder (the “Non-Blocking Shareholder”) that designated the Designee(s) who voted (or provided consent) to approve such Deadlock Matter may, by providing written notice to the Blocking Shareholder, initiate a dispute resolution procedure pursuant to which such Deadlock Matter will be discussed in good faith by appropriate members of management of the Blocking Shareholder and the Non-Blocking Shareholder, in order to attempt to resolve such Deadlock Matter within thirty (30) days from the date on which the Deadlock occurred (the “Initial Deadlock Date”), or such longer period as the Shareholders may agree in writing. Any resolution with respect to such Deadlock Matter agreed to by the Shareholders in writing as a result of the foregoing dispute resolution procedures shall be final and binding on the Shareholders with respect to the manner in which their respective Designees shall vote on such Deadlock Matter as provided in such written agreement.

(ii)    Mediation. If the Shareholders remain unable to reach an agreement as to such Deadlock Matter following the implementation of the dispute resolution procedures set forth in Section 2(m)(i) and thirty (30) days have passed since the Initial Deadlock Date, the Non-Blocking Shareholder may refer such Deadlock Matter to mediation in Singapore in accordance with the Mediation Rules of the

International Mediation Centre for the time being in force (the “Mediation”). The Mediation shall be conducted by a single mediator. The language of the Mediation shall be English. Any resolution agreed to by the Shareholders in writing as a result of the Mediation shall be final and binding on the Shareholders with respect to the manner in which their respective Designees shall vote on such Deadlock Matter as provided in such written agreement.

(iii)    Deadlock Sale. If the Shareholders are unable to reach an agreement as to such Deadlock Matter in the Mediation and sixty (60) days have passed since the Initial Deadlock Date, the Non-Blocking Shareholder may request that a meeting of the Board be convened to vote on such Deadlock Matter (the “Second Meeting”) and such Second Meeting shall occur within twenty (20) Business Days thereafter. If such vote at the Second Meeting results in such Deadlock Matter not being approved due to one or more Designees of the Blocking Shareholder voting against such Deadlock Matter, then the Non-Blocking Shareholder shall, subject to Section 3(d), have the right beginning sixty (60) days after the date of the Second Meeting, to purchase the Ordinary Shares Beneficially Owned by the Blocking Shareholder (such transaction, a “Deadlock Transaction”). The purchase price for the Ordinary Shares to be purchased by the Non-Blocking Shareholder in such Deadlock Transaction shall be equal to the fair market value of such Ordinary Shares as agreed in writing by the Shareholders. If the Shareholders cannot agree on the fair market value of such Ordinary Shares, then (i) each Shareholder shall select an internationally recognized investment bank or valuation firm, (ii) the two investment banks or valuation firms selected by the Shareholders shall together unanimously select a third internationally recognized investment bank or valuation firm which does not have a commercial relationship with either Shareholder (each such investment bank or valuation firm, a “Valuer”), and (iii) the three Valuers shall be instructed to make, within 45 days after the selection of the third Valuer, a final determination of the fair market value of the Ordinary Shares to be purchased by the Non-Blocking Shareholder in such Deadlock Transaction, which shall be binding upon the Shareholders, and to promptly notify the Shareholders and the Company in writing of their determination. All determinations and calculations by the Valuers pursuant to this Section 2(m)(iii) will take into account all factors that the Valuers determine relevant for such valuation but shall not consider in any respect or for any purpose any settlement discussions or settlement offer made by or on behalf of any of the Shareholders. In making such determination, each of the Valuers shall function as an appraiser and expert and not as an arbitrator. A judgment on the determination made by the Valuers pursuant to this Section 2(m)(iii) may be enforced by any arbitral tribunal in accordance with Section 14. During the review by the Valuers, the Company will provide the Valuers with such access to the books, records, accountants and relevant employees of the Company and its Subsidiaries as may be reasonably required by the Valuers to fulfill their obligations under this Section 2(m)(iii) (subject to each Valuer executing and delivering customary confidentiality and hold harmless agreements); provided, however, that any such access granted by the Company shall not unreasonably interfere with the conduct of the Company’s and its Subsidiaries’ businesses. Each Shareholder shall bear the fees and expenses of the Valuer selected by it, and the Shareholders shall each bear fifty percent (50%) of the fees and expenses of the third Valuer.

(n)    Recusal. Each Shareholder shall use its reasonable best efforts to cause each of its Designees to recuse himself or herself from all deliberations of the Board and any committee thereof, and the Company shall have no obligation to provide such Designee with any information, (i) regarding (A) any acquisition, disposition, investment or similar transaction that the Company or any of its Subsidiaries elects to pursue if such Shareholder or any of its Affiliates has one or more individuals serving, or is entitled to designate one or more individuals to serve, on the board of directors or body serving in similar function of any other Person who is competing with, or that is otherwise adverse to, the Company with respect to such transaction or (B) any other matter in which there is a potential conflict of interest between the Company (or any of its Subsidiaries), on the one hand, and such Shareholder (or any of its Affiliates), on the other hand, as determined by the members of the Board (excluding such Shareholder’s Designee(s)) in their reasonable judgment or (ii) when and to the extent required by applicable law.

(o)    Fiduciary Duties of Directors. Nothing in this Section 2 or elsewhere in this Agreement shall be deemed to require any member of the Board (including any Designee), the Board or any committee thereof to take any action or refrain from any action if such member, the Board or any committee thereof determines in good faith that taking such action or refraining from taking such action would be inconsistent with such member’s or the Board’s fiduciary duties to the Company’s shareholders under applicable law. Notwithstanding anything to the contrary set forth in this Agreement, each Shareholder acknowledges and agrees that each of such Shareholder’s Designees shall, so long as such Designee serves as a member of the Board, be bound, in his or her capacity as a Director, by his or her or the Board’s fiduciary duties to the Company’s shareholders under applicable law.

(p)    Director Indemnification. The Company shall at all times provide each Designee (in his or her capacity as a member of the Board) with the same rights to indemnification and exculpation and the same coverage under any directors’ and officers’ insurance policies or fiduciary liability insurance policies that it provides to other members of the Board.

Section 3.    Certain Actions.

(a)    Shareholder Approval Matters. Subject to the provisions of Section 3(b) and the Act, without first obtaining the Total Designee Approval and the TZS Designee Approval, the Company shall not, and (to the extent applicable) shall not permit any Subsidiary of the Company to, take any of the following actions (each, a “Shareholder Approval Matter”):

(i)    amend, modify or repeal any provision of the constitution of the Company or the Organizational Documents of a material Subsidiary;

(ii)    merge, amalgamate or consolidate with or into, or enter into any other business combination with, any other entity, or transfer (by lease, assignment, sale or otherwise) all or substantially all of the Company’s and its Subsidiaries’ assets, taken as a whole, to another entity;

(iii)    (A) acquire the equity interests, any business, properties or assets of any Person or invest in another Person or business, in one transaction or a series of related transactions or (B) sell, transfer, lease, pledge or otherwise dispose of assets, businesses or interests of the Company or any of its Subsidiaries or the shares or other equity interests of the Company or any of its Subsidiaries, in each case where the amount of consideration for any such acquisition or disposition (or series of related acquisitions or related dispositions) exceeds the greater of (x) 10% of the value of the Company consolidated assets as set forth on the Company’s most recent publicly available consolidated balance sheet and (y) 10% of the aggregate value of the outstanding Ordinary Shares, calculated as (1) the average of the daily volume weighted average trading price of an Ordinary Share on the NASDAQ Stock Exchange, or any other stock exchange or stock market on which the Ordinary Shares are then listed, over the thirty (30) consecutive trading day period immediately prior to the Company’s entry into a definitive agreement with respect to such acquisition or disposition multiplied by (2) the number of Ordinary Shares outstanding on such date;

(iv)    incur any Indebtedness (other than, for the avoidance of doubt, the Spin-off Debt), unless the ratio of Outstanding Indebtedness to LTM EBITDA for the most recently completed four fiscal quarters for which the Company’s financial statements are publicly available immediately preceding the date on which such Indebtedness is proposed to be incurred would have been less than five (5), determined on a consolidated and pro forma basis as if the additional Indebtedness proposed to be incurred had been incurred at the beginning of such four-quarter period;

(v)    declare or pay any cash or in-kind dividend, extraordinary or otherwise, to the shareholders of the Company, other than a quarterly dividend to the holders of Ordinary Shares in the ordinary course of business as approved by the Board, or redeem, repurchase or otherwise acquire any Ordinary Shares or other Equity Securities of the Company (other than in connection with the forfeiture of an award under a Company Equity Plan or as otherwise contemplated by a Company Equity Plan);

(vi)    voluntarily dissolve or liquidate the Company or any of its Subsidiaries;

(vii)    voluntarily file a petition for bankruptcy or receivership for the Company or any of its Subsidiaries, or fail to oppose any other Person’s petition for bankruptcy or any other person’s action to appoint a receiver of the Company or any of its Subsidiaries;

(viii)    enter into, amend, or extend any transaction with Total or TZS or that would otherwise be required to be disclosed as a transaction with a related person pursuant to Item 404 of Regulation S-K of the U.S. Securities Act of 1933, as amended;

(ix)    enter into or adopt any shareholder rights plan or other “poison pill” arrangement, or any amendment or termination thereof (other than the expiration by its terms);

(x)    change the size of the Board; or

(xi)    enter into any agreement, arrangement or commitment to do any of the foregoing.

(b)    Termination of Shareholder Approval Rights. The requirement for approval of a Shareholder’s Designees pursuant to Section 3(a) shall terminate at such time as such Shareholder no longer Beneficially Owns at least 20% of the outstanding Ordinary Shares.

(c)    Independent Director Approval Matters. Subject to the provisions of the Act, for so long as a Shareholder Beneficially Owns at least 15% of the outstanding Ordinary Shares, the Company shall not, and (to the extent applicable) shall not permit any Subsidiary of the Company to, take any of the following actions without first obtaining Independent Director Approval:

(i)    amend, modify or repeal any provision of the constitution of the Company or the Organizational Documents of a material Subsidiary;

(ii)    enter into or consummate any transaction that, in the reasonable judgment of the Independent Directors, involves a conflict of interest between Total or TZS, on the one hand, and the Company or any of its Affiliates, on the other hand;

(iii)    enter into or adopt any shareholder rights plan or other “poison pill” arrangement, or any amendment or termination thereof (other than the expiration by its terms);

(iv)    approve or recommend the acceptance of a tender offer or exchange offer by a Shareholder or one or more of its Affiliates to purchase or exchange for cash or other consideration any Voting Security, or approve or recommend a merger of the Company or any of its Subsidiaries with such Shareholder or one or more of its Affiliates;

(v)    voluntarily dissolve or liquidate the Company or any of its Subsidiaries;

(vi)    voluntarily file a petition for bankruptcy or receivership for the Company or any of its Subsidiaries, or fail to oppose any other Person’s petition for bankruptcy or any other person’s action to appoint a receiver of the Company or any of its Subsidiaries;

(vii)    delegate all or a portion of the authority of the Board to any committee of the Board;

(viii)    amend, modify or waive any of the provisions of this Agreement;

(ix)    modify (including a failure to maintain current levels of coverage in any successor policy), or take any action with respect to, director’s and officer’s insurance coverage; or

(x)    subject to the Act and the Company’s constitution, reduce the compensation of any Independent Director; or

(xi)    enter into any agreement, arrangement or commitment to do any of the foregoing.

(d)    Singapore Code; Prohibited Transactions. At any time at which the General Waiver is not in effect and the SIC has not otherwise issued a ruling that the Shareholders are not “acting in concert” for the purposes of the Singapore Code, without limiting any of the other provisions set forth in this Agreement (including Section 5), no Shareholder shall proceed with any transaction or acquisition of Ordinary Shares or take any other action that would require the Shareholders (if deemed to be acting in concert for the purposes of this Section 3(d) only) to make a mandatory general offer under Rule 14 of the Singapore Code (any such transaction, acquisition or action, a “Prohibited Transaction”). If, notwithstanding the foregoing, any Shareholder proceeds with or undertakes a Prohibited Transaction, such Shareholder (the “Defaulting Shareholder”) shall, subject to the Singapore Code and any requirements of the SIC and subject to the other provisions set forth in this Agreement, undertake all necessary steps (including by selling or transferring all or some of its Ordinary Shares) to ensure that such mandatory general offer would not be required to be made. Without limiting any other rights and remedies that may be available to the other Shareholder, the Defaulting Shareholder shall: (i) as between the Shareholders, be deemed to have made such mandatory general offer on its own (and not acting in concert with the other Shareholder); (ii) be responsible for all costs and expenses associated with such mandatory general offer; and (iii) indemnify the other Shareholder and its directors, officers, employees and other representatives against any and all losses, claims, damages, liabilities and related expenses arising out of, in any way connected with or as a result of such Prohibited Transaction or such mandatory general offer.

Section 4.    TZS Secondees and Total Secondees.

(a)    TZS Secondees. For so long as TZS Beneficially Owns 15% or more of the outstanding Ordinary Shares, TZS shall have the right to second five (5) of its employees (or employees of its Affiliates) to the Company, after consideration of such candidates’ personal experience, recognized expertise and potential for synergistic contributions, in agreement with the CEO. The seniority level and area of expertise of TZS’ initial five (5) secondees shall be as follows:

(i)    [●];

(ii)    [●];

(iii)    [●];

(iv)    [●]; and

(v)    [●].

(b)    Total Secondees. For so long as Total Beneficially Owns 15% or more of the outstanding Ordinary Shares, Total shall have the right to second two (2) of its employees (or employees of its Affiliates) to the Company, after consideration of such candidates’ personal experience, recognized expertise and potential for synergistic contributions, in agreement with the CEO. The seniority level and area of expertise of Total’s initial two (2) secondees shall be as follows:

(i)    [●]; and

(ii)    [●].

(c)    Each employee of TZS or Total (or their respective Affiliates), as applicable, seconded to the Company pursuant to this Section 4 shall remain an employee of TZS and Total (or their respective Affiliates), as applicable.    The Company shall be solely responsible for all compensation and benefits of such employees seconded to the Company pursuant to this Section 4, as reasonably agreed and reflected in the agreement executed among such secondee and/or the Shareholder employing such secondee and the Company as contemplated in the immediately following sentence, and, in each case, for all withholding, workers’ compensation and any other insurance and fringe benefits with respect to such secondees. No secondee may commence work until an appropriate agreement has been executed among such secondee and/or the Shareholder employing such secondee and the Company, which agreement is approved by the Independent Directors; provided that each such agreement shall address such matters not inconsistent with this Agreement as the Independent Directors shall require, provided, further, that substantially the same conditions shall be imposed on secondees of each of TZS and Total.

Section 5.    Standstill.

(a)    From and after the Effective Time until the date on which the Board no longer includes a director, officer or employee of a Shareholder or any of its Subsidiaries, subject in each case to the exceptions set forth in Section 5(b) and Section 5(c), such Shareholder shall not (and shall cause its Affiliates not to), directly or indirectly or alone or in concert with others:

(i)    except for any acquisition of Voting Securities (x) of a Shareholder by another Shareholder (including pursuant to Section 2(m)(iii) or Section 8), (y) pursuant to a Shareholder’s preemptive rights set forth in Section 6 or the Option, or (z) subject to Section 3(c), in connection with a public offering of Voting

Securities by the Company that is underwritten by an internationally recognized investment bank, effect or seek, offer or agree to effect, or announce any intention to effect or cause or participate in or seek, offer or agree to effect or participate in any transaction that would result in such Shareholder Beneficially Owning Voting Securities (represented as a percentage of the total number of outstanding Voting Securities after giving effect to such transaction) in excess of the percentage that the total number of Voting Securities Beneficially Owned by such Shareholder as of the Effective Time represents relative to the total number of Voting Securities outstanding as of the Effective Time;

(ii)    take any action which would reasonably be expected to require the Company to make a public announcement regarding an action prohibited by Section 5(a)(i) pursuant to applicable law, the Singapore Code (if applicable) or the rules of the stock exchange or stock market on which the Ordinary Shares are then listed;

(iii)    except in connection with a Permitted Transfer or a Transfer permitted under Section 7 and Section 8 (including any proposed sale or Transfer by a Shareholder of all or any portion of its Ordinary Shares to a third-party Person following compliance with the procedures set forth in Section 8), seek, make or take any action to solicit, initiate or encourage, any offer or proposal for, or any indication of interest in, a merger, consolidation, tender offer or exchange offer, sale or purchase of assets or securities or other business combination or any dissolution, liquidation, restructuring, recapitalization or similar transaction, in each case, involving the Company or any of its Subsidiaries or a substantial portion of the assets of the Company or any of its Subsidiaries;

(iv)    “solicit,” or become a “participant” in any “solicitation” of, any “proxy” (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of Voting Securities in connection with any vote on any matter (whether or not relating to the election or removal of directors), or agree or announce its intention to vote with any Person undertaking a “solicitation” (provided, that such Shareholder shall not be deemed to be a participant in any “solicitation” merely by reason of membership of such Shareholder’s Designees on the Board);

(v)    form, join or in any way participate in a 13D Group with respect to any Voting Security (other than a 13D Group solely composed of the Shareholders and/or their respective Affiliates);

(vi)    grant any proxies with respect to any Voting Security to any Person (including the other Shareholder) (other than as recommended by the Board) or deposit any Voting Security in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof;

(vii)    seek, alone or in concert with other Persons, additional representation on the Board or seek the removal of any Independent Director or a change in the composition or size of the Board that is inconsistent with this Agreement;

(viii)    enter into any discussions or arrangements, understandings or agreements (whether written or oral) with, or advise, finance or assist any other Persons in connection with any of the foregoing; or

(ix)    request, propose or otherwise seek, directly or indirectly, any amendment or waiver of the provisions of this Section 5(a) (provided, however, that such Shareholder may privately propose such an amendment or waiver to the Board (which, for the avoidance of doubt, the Board can accept or reject in its sole discretion) in a manner that is not intended and would not reasonably be expected to require the Company to make any public disclosure or other public announcement regarding such request or proposal pursuant to applicable law, the Singapore Code (if applicable) or the rules of the stock exchange or stock market on which the Ordinary Shares are then listed), it being understood and agreed that this Section 5 shall not limit (x) the activities of any Designee taken in good faith in his or her capacity as a Director, (y) the participation of any Designee in any discussions, deliberations, negotiations or determinations of the Board (or any committee thereof), or (z) if the General Waiver is not in effect, any action required by the Singapore Code or the SIC.

(b)    Notwithstanding Section 5(a), nothing in this Agreement shall prohibit any Shareholder or its Affiliate, as applicable, from: (i) either (A) making and consummating a Shareholder Tender Offer (or taking preparatory steps in connection therewith) or (B) proposing and effecting a Shareholder Merger (or taking preparatory steps in connection therewith); provided, that no such Shareholder Tender Offer or Shareholder Merger shall be publicly proposed or effected unless (x) at least one hundred and twenty (120) days prior to commencing such Shareholder Tender Offer within the meaning of Rule 14d-2(a) of the rules and regulations promulgated under the Exchange Act or soliciting shareholder approval of such Shareholder Merger within the meaning of Rule 14a-2 of the rules and regulations under the Exchange Act, (1) such Shareholder or its Affiliate, as applicable, has provided written notice to the Company that it is prepared to commence negotiations with the Independent Directors regarding such Shareholder Tender Offer or Shareholder Merger and will make its designees reasonably available during normal business hours on reasonable advance notice to such Shareholder or its Affiliate, as applicable, from the Independent Directors for the purpose of engaging in such negotiations and (2) such Shareholder or its Affiliate, as applicable, has caused its designees to be so available for such negotiations during such one hundred twenty (120)-day period (it being understood that the Independent Directors shall have the authority to hire independent legal and financial advisors for such purposes, the fees and expenses of which will be borne by the Company), and (y) such Shareholder or its Affiliate, as applicable, has not made any coercive or retributive threats to members of the Board, the Independent Directors or shareholders of the Company in connection with such Shareholder Tender Offer or Shareholder Merger; provided, however, that prior to asserting any breach by a Shareholder of this Section 5(b), the Company shall have, within five (5) Business Days of the occurrence of such breach, provided such Shareholder with written notice of such breach and provided such Shareholder with five (5) Business Days from the date of such notice to cure such breach (even if such cure period would extend beyond the one hundred and twenty (120) day period contemplated by sub-clause (x) of this Section 5(b)), which breach, if cured within such five (5) Business Days, shall be deemed to have never occurred; or (ii) making any public disclosure regarding clause (i) above that is required by applicable law or the Singapore Code (if applicable) in connection with actions taken in compliance with the terms of clause (i) above.

(c)    Notwithstanding Section 5(a) and Section 5(b), nothing in this Agreement shall prohibit any Shareholder or its Affiliate, as applicable, from: (i) making and submitting to the Board a non-public, confidential Shareholder Transaction Proposal and, if such discussions are initiated by the Board, subsequently engaging in private discussions with the Board regarding such Shareholder Transaction Proposal, so long as such action would not be reasonably likely to require such Shareholder or its Affiliate, as applicable, the Company or any other Person to make a public announcement regarding such Shareholder Transaction Proposal pursuant to applicable law, the Singapore Code (if applicable) or the rules of any applicable stock exchange or stock market; or (ii) after the public announcement of a definitive agreement with respect to a Control Acquisition that was entered into between the Company and any Person other than such Shareholder or its Affiliate (a “Third Party Acquisition”) and until the earlier of (x) the closing of such Third Party Acquisition and (y) ninety (90) days after the termination of such definitive agreement, notwithstanding anything to the contrary in this Agreement, (A) making and submitting to the Company, the Board, and/or the Company’s shareholders, an alternative Control Acquisition Proposal on a publicly disclosed and announced basis for all outstanding Equity Securities of the Company, which, if such alternative Control Acquisition Proposal is being made in the form of a tender offer or exchange offer, shall be on the same terms for all Ordinary Shares and include a non-waivable condition that a majority of outstanding Ordinary Shares not Beneficially Owned by such Shareholder and its Affiliates are tendered into such offer, or (B) taking any other action, whether or not otherwise restricted by Section 5(a) (but subject to Section 5(a)(i)) in connection with evaluating, making, submitting, negotiating, effectuating or implementing any such alternative Control Acquisition Proposal (or any amendment, supplement or modification thereto), including actively soliciting shareholders of the Company not to vote in favor of or to vote against such Third Party Acquisition.

Section 6.    Preemptive Rights.

(a)    The Company shall not issue or agree to issue Ordinary Shares, other Equity Securities or any other securities of the Company that are convertible into or exercisable or exchangeable for Ordinary Shares (such securities, “Preemptive Securities”), unless, in each case, the Company shall have first given written notice (the “Preemptive Notice”) to each Shareholder (each, a “Preemptive Right Holder”) that shall (i) state the Company’s intention to issue the Preemptive Securities (in each case, an “Initial Issuance”), the amount to be issued, the terms of such Preemptive Securities, the purchase price therefor and a summary of the other material terms and conditions of the proposed Initial Issuance, and (ii) offer (a “Preemptive Offer”) to issue to such Shareholder up to such number of

Preemptive Securities as such Shareholder has the right to acquire pursuant to Section 6(b) and as set forth in the Preemptive Notice (the “Offered Securities”) on the terms and conditions (including purchase price) set forth in the Preemptive Notice, which Preemptive Offer by its terms shall remain open and irrevocable for a period of twenty (20) Business Days from the date it is delivered by the Company to such Shareholder (the “Preemptive Period”) and, to the extent the Preemptive Offer is accepted during such Preemptive Period, until the closing of the Initial Issuance contemplated by the Preemptive Offer.

(b)    Each Shareholder shall be entitled to participate in each Initial Issuance on a pro rata basis by purchasing a number of Offered Securities in an amount equal to the product of (i) the total number of Preemptive Securities to be issued in the Initial Issuance multiplied by (ii) a fraction in which the numerator is the number of Ordinary Shares Beneficially Owned by such Shareholder [(excluding any Ordinary Shares obtainable by such Shareholder on conversion of any Convertible Debentures until such Ordinary Shares are actually issued)] and the denominator is the aggregate number of Ordinary Shares outstanding, in each case immediately prior to such Initial Issuance and on a fully diluted basis (such fraction, such Shareholder’s “Pro Rata Portion”).

(c)    Notice of a Shareholder’s intention to accept a Preemptive Offer, in whole or in part, shall be evidenced by a writing signed by such Shareholder and delivered to the Company prior to the end of the Preemptive Period of such Preemptive Offer (each, a “Notice of Acceptance”), setting forth the portion of the Offered Securities that such Shareholder elects to purchase.

(d)    If a Shareholder fails to exercise its preemptive right or elects to exercise such right with respect to less than such Shareholder’s Pro Rata Portion of such Preemptive Securities (as determined pursuant to Section 6(c)) but the other Shareholder exercises its preemptive right for all of its Pro Rata Portion of such Preemptive Securities (any Shareholder that so exercises its preemptive right for all of its Pro Rata portion of such Preemptive Securities, a “Fully Participating Shareholder”), the Company shall, within two (2) Business Days after the end of the Preemptive Period, make such adjustment to the allotment of the Fully Participating Shareholder so that such Fully Participating Shareholder’s Pro Rata Portion of any remaining Preemptive Securities not acquired by the other Shareholder may be allocated to it and notify such Fully Participating Shareholder in writing of its rights to subscribe for such remaining Preemptive Securities. The Fully Participating Shareholder shall have a period of five (5) Business Days after the end of the Preemptive Period to (ii) amend its Notice of Acceptance to include the number of remaining Preemptive Securities it wishes to subscribe for, if any, and (ii) deliver such amended Notice of Acceptance to the Company (such fifth (5th) Business Day being the “Final Preemptive Date”).

(e)    Upon the closing of the Initial Issuance (which shall occur within twenty (20) Business Days after (i) the end of the Preemptive Period if both Shareholders or neither of them are Fully Participating Shareholders or (ii) the Final Preemptive Date if only one Shareholder is a Fully Participating Shareholder), each electing Shareholder shall promptly purchase from the Company, and the Company shall issue to such Shareholder, the Offered Securities covered by such Shareholder’s Notice of Acceptance (as amended in accordance with Section 6(d), if applicable) delivered to the Company by such Shareholder, on the terms and conditions (including purchase price) set forth in the Preemptive Offer. The purchase by a Shareholder of any Offered Securities is subject in all cases to the execution and delivery by the Company and such Shareholder of a purchase agreement relating to such Offered Securities in customary form and reflecting the price, terms and conditions set forth in the Preemptive Offer.

(f)    In the event a Shareholder has elected to participate in an Initial Issuance and has timely delivered a Notice of Acceptance to the Company but any governmental approval(s) applicable to such Shareholder has prevented it from purchasing Offered Securities in the Initial Issuance (such Shareholder, an “Affected Shareholder”), from the closing of the Initial Issuance through the three-month anniversary of the date thereof, the Affected Shareholder shall have the right to purchase the amount of Offered Securities necessary for such Affected Shareholder to Beneficially Own its Pro Rata Portion of the share capital of the Company on a fully diluted basis as if the Affected Shareholder had participated in the Initial Issuance (the “Catch-Up Securities”). The Affected Shareholder’s right to purchase Offered Securities pursuant to this Section 6(f) shall be satisfied pursuant to one of the following two methods, which shall be determined by the Shareholder that is not the Affected Shareholder (the “Unaffected Shareholder”), in such Unaffected Shareholder’s sole discretion: (A) the Company shall reserve during the Initial Issuance and, upon the Affected Shareholder’s receipt of the outstanding governmental approval(s), issue the Catch-Up Securities to the Affected Shareholder on the same terms and conditions, including the same purchase price, as the Initial Issuance or (B) the Unaffected Shareholder shall purchase the Catch-Up Securities from the Company at the time of consummation of the Initial Issuance and, upon the Affected Shareholder’s receipt of the outstanding governmental approval(s), sell such Catch-Up Securities to the Affected Shareholder on the same terms and conditions as the Initial Issuance, provided, that, the Affected Shareholder’s purchase price for the Catch-Up Securities shall be equal to the purchase price set forth in the Preemptive Offer plus interest accruing at a rate of 2.0% per annum from the date of the consummation of the Initial Issuance up to, but excluding, the date of such sale to the Affected Shareholder. The purchase by an Affected Shareholder of any Catch-Up Securities pursuant to this Section 6(f) is subject in all cases to the execution and delivery by the Affected Shareholder, the Company, and the Unaffected Shareholder, as applicable, of a purchase agreement relating to such securities in customary form and reflecting the price (subject to adjustment as contemplated by the foregoing clause (B)), terms and conditions set forth in the Preemptive Offer.

(g)    The preemptive rights set forth in this Section 6 with respect to any Shareholder shall terminate at such time as such Shareholder no longer owns at least 10% of the outstanding Ordinary Shares.

(h)    The provisions of this Section 6 shall not apply to issuances by the Company or any of its Subsidiaries as follows:

(i)    the issuance of Ordinary Shares by the Company pursuant to the transactions contemplated by the Separation Agreement and the Investment Agreement;

(ii)    the issuance of New Securities as consideration in an acquisition of a business or assets of a business which has been approved pursuant to Section 3(a)(iii) to the extent required;

(iii)    the issuance or grant of New Securities pursuant to any option or other equity benefit plan of the Company or any of its Subsidiaries (such plan, a “Company Equity Plan”), including the issuance of New Securities upon the conversion, exercise, vesting or exchange of a Convertible Security that was issued or granted under a Company Equity Plan; or

(iv)    the issuance of New Securities under a shareholder rights plan or other “poison pill” arrangement entered into or adopted by the Company (subject to Section 3(a) and Section 3(c)).

Section 7.    Transfers of Shares.

(a)    Other than pursuant to a Permitted Transfer, prior to the second anniversary of the Effective Date, neither Shareholder shall offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise Transfer or dispose of, directly or indirectly, any Ordinary Shares Beneficially Owned by such Shareholder or any other securities so owned that are convertible into or exercisable or exchangeable for Ordinary Shares if following such transaction such Shareholder would cease to Beneficially Own at least 20% of the outstanding Ordinary Shares, where the determination of the Ordinary Shares Beneficially Owned by such Shareholder and the total outstanding Ordinary Shares shall be on an as converted, exercised or exchanged basis excluding any Ordinary Shares that may be issuable upon conversion of any Convertible Debentures held by any person until such Ordinary Shares are actually issued.

(b)    Other than pursuant to a Permitted Transfer, prior to the second anniversary of the Effective Date, Total shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise Transfer or dispose of, directly or indirectly, any Ordinary Shares Beneficially Owned by Total or any other securities so owned that are convertible into or exercisable or exchangeable for Ordinary Shares if (i) immediately before the consummation of such transaction, the percentage of the outstanding Ordinary Shares Beneficially Owned by Total is not greater than that Beneficially Owned by TZS or (ii) immediately after the consummation of such transaction, and as a result of such transaction, the percentage of the outstanding Ordinary Shares Beneficially Owned by Total would be less than or equal to the percentage of the outstanding Ordinary Shares Beneficially Owned by TZS.

(c)    Any Transfers effected pursuant to this Agreement shall be made in compliance with applicable securities laws and shall, upon reasonable request of the Company in connection with a private placement, be made conditional upon delivery of an opinion of legal counsel reasonably acceptable to the Company.

Section 8.    Right of First Offer.

(a)    If any Shareholder desires to sell or Transfer (other than any Permitted Transfer) all or any portion of its Ordinary Shares to a third-party Person in a block sale transaction or other negotiated transaction with an identified counterparty, then such Shareholder (the “Selling Shareholder”) shall first, before offering to sell or Transfer such Ordinary Shares to the third-party Person, give prior written notice to the other Shareholder (the “Offered Shareholder”) of such intent and specify the aggregate amount of Ordinary Shares which such Selling Shareholder is proposing to sell and the price and other material terms and conditions on which the Selling Shareholder is offering to sell the Ordinary Shares (the “ROFO Notice”). Within twenty (20) days after the date of receipt of the ROFO Notice (the “Notice Period”), the Offered Shareholder may either decline in writing to offer to buy such Ordinary Shares, or propose in writing the price at and terms and conditions on which the Offered Shareholder offers to buy all (but not less than all) of such Ordinary Shares (the “Counteroffer”). The Selling Shareholder shall have twenty (20) days after receipt of the Counteroffer to either accept or decline in writing the Counteroffer. For a period of sixty (60) days from earlier of (i) the date on which the Offered Shareholder declines in writing to buy the Ordinary Shares specified in the ROFO Notice, (ii) the date on which the Selling Shareholder declines the Offered Shareholder’s Counteroffer and (iii) the date of the expiration of the Notice Period, the Selling Shareholder may sell or enter into an agreement to sell all, but not less than all, of the Ordinary Shares covered by the ROFO Notice at a price and upon terms and conditions no more favorable to the Transferee than the price, terms and conditions specified in the ROFO Notice. To the extent Ordinary Shares are to be Transferred to the Offered Shareholder pursuant to this Section 8(a), the Selling Shareholder shall cause such Ordinary Shares to be Transferred free and clear of all liens, claims, encumbrances and other restrictions (other than as set forth in this Agreement) and shall be deemed to have represented that such Selling Shareholder has full right, title and interest in and to such Ordinary Shares and has all necessary power and authority and has taken all necessary actions to sell such Ordinary Shares. The closing of any Transfer pursuant to this Section 8(a) shall occur in accordance with the terms and provisions of the offer and this Agreement.

(b)    Any proposed Transfer by a Selling Shareholder not consummated within the time periods set forth in this Section 8 shall again be subject to this Section 8 and shall require compliance by such Selling Shareholder with the procedures described in this Section 8. The exercise or non-exercise of the rights of any Shareholder under this Section 8 with respect to any proposed Transfer shall not adversely affect its rights with respect to subsequent Transfers by a Selling Shareholder under this Section 8.

Section 9.    Access and Information Rights.

(a)    Without limiting, and in addition to, the rights of inspection provided under the Act, for so long as a Shareholder Beneficially Owns at least 10% of the outstanding Ordinary Shares, such Shareholder will, subject to the other provisions of this Section 9, be entitled to the following access rights with respect to the Company and its Subsidiaries:

(i)    Upon the reasonable request of such Shareholder, such Shareholder shall be entitled to consult with and advise the Company’s CEO, President, Chief Financial Officer and Executive Vice Presidents (collectively, “Senior Management”) and other employees with respect to the Company’s business and financial matters, including Senior Management’s proposed annual operating plans, and, upon reasonable request, members of Senior Management will meet with representatives of such Shareholder at the Company’s and/or its Subsidiaries’ facilities (or such other locations as the Company may designate) at mutually agreeable times for such consultation and advice, including to review progress in achieving said plans. The Company agrees to give due consideration in good faith to the advice given and any proposals made by such Shareholder, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company and the Board (except, for the avoidance of doubt, as otherwise specifically set forth in this Agreement).

(ii)    Such Shareholder may, during normal business hours and upon seventy-two (72) hours’ advance written notice, inspect all financial books and business records, facilities, offices and properties of the Company and its Subsidiaries at reasonable times and intervals; provided, however, that the Company may restrict or otherwise prohibit access to (A) any portion of any documents or information to the extent that (x) any applicable law requires the Company or any of its Subsidiaries to restrict or otherwise prohibit access to such portion of any documents or information, (y) access to such portion of such documents or information would result in the waiver of attorney-client privilege, work product doctrine or other applicable privilege applicable to such portion of documents or information or (z) such portion of any documents or information includes confidential intellectual property, including trade secrets, or (B) any contract, agreements or other documents of the Company or any of its Subsidiaries to the extent such access would violate or cause a material default under, or give a third party the right to terminate or accelerate the rights under, such contract, agreement or other document. In the event that the Company does not provide access or information in reliance on the proviso in the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to such Shareholder in a way that would not violate the applicable law, contract, agreement, document or obligation, waive such a privilege or disclose such confidential intellectual property or trade secret.

(b)    Without limiting the rights set forth in Section 9(a), for so long as a Shareholder Beneficially Owns at least 20% of the outstanding Ordinary Shares, Senior Management shall provide each Shareholder (i) the proposed annual budget of the Company for any fiscal year at least sixty (60) days before such proposed annual budget is submitted to the Board for approval (such proposed annual budget as approved by the Board, the “Approved Annual Budget”) and (ii) any proposed material amendment to, or deviation from, the Approved Annual Budget (it being understood that any immediate or future capital expenditure, in one or more installments, not included in the Approved Annual Budget that would be in excess of $10 million shall constitute such a material amendment or deviation) at least thirty (30) days before such proposed material amendment or deviation is submitted to the Board for approval. During such sixty (60)-day period or thirty (30)-day period, as applicable, members of Senior Management shall, upon a Shareholder’s reasonable request and subject to the other provisions of this Section 9, provide such Shareholder any information reasonably requested by such Shareholder and necessary for such Shareholder’s review of such proposed annual budget or material amendment or deviation of the Approved Annual Budget, as applicable, and meet with representatives of such Shareholder at mutually agreeable times to discuss, and consult with respect to, such proposed annual budget or proposed material amendment to, or deviation from, the Approved Annual Budget, as applicable. The Company agrees to give due consideration in good faith to the advice given and any proposals made by such Shareholder regarding such proposed annual budget or material amendment or deviation.

(c)    Any consultation, meeting, inspection or investigation conducted by a Shareholder pursuant to Section 9(a) or Section 9(b) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the facilities, offices or properties of the Company and its Subsidiaries granted pursuant to Section 9(a) shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing.

(d)    For so long as a Shareholder Beneficially Owns at least 10% of the outstanding Ordinary Shares, the Company shall, subject to Section 10, provide such Shareholder with:

(i)    as soon as practicable, and in any event within hundred and twenty (120) days after the end of each fiscal year (or such longer period as would be permitted under the rules and regulations promulgated under the Exchange Act), the audited consolidated financial statements of the Company for such fiscal year, which shall be prepared in accordance with International Financial Reporting Standards (“IFRS”) and accompanied by the report of the Company’s independent certified public accountants;

(ii)    as soon as practicable, and in any event within ninety (90) days, after the end of each fiscal year, a business plan for the Company for the following five fiscal years;

(iii)    as soon as practicable, and in any event within fifteen (15) Business Days after the end of each month, the unaudited consolidated financial statements for such month, which shall be prepared in accordance with IFRS; and

(iv)    as soon as practicable, and in any event within fifty (50) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the unaudited consolidated financial statements for such quarter, which shall be prepared in accordance with IFRS;

provided, however, that, in each case of clauses (i), (ii) and (iii), the obligation of the Company to provide such information to such Shareholder shall be deemed satisfied and complied with to the extent such information has been made publicly available (including by filing or disclosing such information as required by applicable securities laws or rules of the stock exchange or stock market on which the Ordinary Shares are listed) within the applicable time period set forth above.

Section 10.    Confidentiality. In furtherance of and not in limitation of any other similar agreement a Shareholder may have with the Company, from the Effective Time until the fifth (5th) anniversary of the termination of this Agreement, such Shareholder shall, and shall use its reasonable best efforts to cause each of its Designees to, keep all Confidential Information confidential and not disclose any Confidential Information in any manner whatsoever; provided, that notwithstanding anything to the contrary in this Agreement, Confidential Information may be disclosed by such Shareholder or such Shareholder’s Designee(s) (a) to such Shareholder’s Affiliates and its and their respective directors, officers, employees and other representatives, in each case, to the extent such Shareholder or such Shareholder’s Designee(s) believe in good faith that such Person needs to be provided such Confidential Information to assist such Shareholder in evaluating or reviewing its investment in the Company (provided, that (i) such Person is subject to an obligation to keep such information confidential and (ii) such Shareholder shall be responsible for any breach of this Section 10 by any such Person), (b) to a prospective Transferee who is subject to an obligation to keep such information confidential (provided, that such Shareholder shall be responsible for any breach of this Section 10 by such prospective Transferee) and (c) if such Shareholder has received advice from its legal counsel that it is legally compelled to make such disclosure to comply with applicable law (provided, that prior to making such disclosure pursuant to this clause (c), such Shareholder shall use its reasonable best efforts to preserve the confidentiality of the Confidential Information, including, if permitted by applicable law, (i) consulting with the Company regarding such disclosure, and (ii) if reasonably requested by the Company, assisting the Company, at the Company’s sole cost and expense, in seeking a protective order to prevent the requested disclosure, and provided, further, that such Shareholder, its Affiliates or its or their respective directors, officers, employees and other representatives, as the case may be, may disclose only that portion of the Confidential Information that is, based on the advice of its legal counsel, legally required or requested to be disclosed).

Section 11.    Compliance.

(a)    Each party to this Agreement undertakes and represents to the other parties that as of the date hereof: (i) any contract, license, concession or other asset contributed or likely to be contributed to the Company (or, in the case of the Company, to any of its Subsidiaries) (A) has been or will be procured in compliance with applicable law and (B) has been or will be obtained, and has been or will be transferred to the Company (or, in the case of the Company, to any of its Subsidiaries), without recourse to the use of unlawful payments; and (ii) except as contemplated by this Agreement or as may have been otherwise specified, none of its directors, officers or employees seconded to the Company (or, in the case of the Company, to any of its Subsidiaries) or likely to be involved in the supervision of the Company (or, in the case of the Company, the supervision of any of its Subsidiaries) is a Public Official or a Close Family Member of a Public Official.

(b)    In connection with the transactions and activities contemplated by this Agreement, each party to this Agreement: (i) represents that it (and its directors and officers and, in the case of a Shareholder, its Affiliates and the directors and officers of such Shareholder’s Affiliates or, in the case of the Company, its Subsidiaries and the directors and officers of such Subsidiaries) has not made, offered or authorized; and (ii) undertakes not to make, offer or authorize, any payment, gift, promise or other benefit, directly or indirectly, to any Person, for the purposes of bribery, or for the use or benefit of a Public Official, political party or any other Person to the extent such payment, gift, promise or benefit would be a violation of applicable Anti-Corruption Laws and Obligations or the undertakings and representations set out in this Section 11(b).

(c)    The Company shall, and each Shareholder agrees and undertakes to exercise all of its voting rights to enable the Company to: (i) adopt, implement and comply with policies and procedures based on the principles set out in Schedule A hereto designed to ensure ethical commercial practices and to prevent violations of applicable Anti-Corruption Laws and Obligations, including all types of illegal payments, bribery and corruption; (ii) record and conserve accounting entries which accurately and reasonably reflect all transactions carried out by the Company and its Subsidiaries and the status of their respective assets; and (iii) organize and maintain a system for internally auditing accounting entries which is reasonably sufficient to detect and prevent any illegal payments, bribery or corruption.

Section 12.    Duration of Agreement. This Agreement shall terminate automatically with respect to a Shareholder upon the first to occur of the following: (a) the dissolution, liquidation or winding up of the Company (unless the Company continues to exist after such dissolution, liquidation or winding up, including in another form); (b) the first date on which such Shareholder Beneficially Owns less than 10% of the outstanding Ordinary Shares; and (c) upon written agreement by the Company and such Shareholder.

Section 13.    Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid, illegal and unenforceable to any extent by any court of law or arbitration tribunal of competent jurisdiction, (i) the remaining provisions of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by applicable law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by applicable law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 14.    Arbitration. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated by this Agreement, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns will be referred to and finally resolved by binding confidential arbitration administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “Administered Rules”) for the time being in force (which rules are deemed to be incorporated by reference in this Section 14), except as modified herein. The details of the arbitration will be as set forth in this Section 14. Unless otherwise agreed by the parties hereto in writing, any matter to be decided pursuant to this Section 14 will be decided by a panel of three arbitrators. The panel of three arbitrators will be chosen as follows: (i) within 15 days from the date of the receipt of the arbitration request, the party hereto submitting the arbitration request, on the one hand, and the two other parties hereto, on the other hand, will each name an arbitrator; and (ii) the two party-appointed arbitrators will thereafter, within 30 days from the date on which the second of the three arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that the parties hereto fail to name an arbitrator within 15 days from the date of receipt of the Arbitration Request, then, upon written application by the parties hereto, that arbitrator will be appointed pursuant to the Administered Rules. In the event that the two party-appointed arbitrators fail to appoint the third independent arbitrator within the time frame specified above, then the third, independent arbitrator will be appointed pursuant to the Administered Rules. The arbitration will be conducted in English. Any document that a party hereto seeks to use that is not in English will be provided along with an English translation. The seat of arbitration will be Singapore.

Section 15.    Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the laws of the Singapore without regard to rules of conflicts of laws.

Section 16.    Share Dividends, Etc. The provisions of this Agreement shall apply to any and all shares of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the Ordinary Shares, by reason of any share dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the shares of the Company as so changed.

Section 17.    Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and each of their respective successors and permitted assigns. Except as otherwise expressly provided herein, no Person not a party to this Agreement, as a third-party beneficiary or otherwise, shall be entitled to enforce any rights or remedies under this Agreement. For the avoidance of doubt, in no event shall any holder of common stock or any other voting securities of either Shareholder, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Independent Director Approval shall be sufficient, but (subject to Section 3(c)) not required or necessary, for the Company to exercise any or all of its rights under this Agreement (including any remedies available to the Company hereunder), or to enforce any or all obligations of the other parties hereto.

Section 18.    Notices.

(a)    All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given and received if (a) personally delivered, (b) sent by facsimile (with written confirmation of completed transmission) or by electronic mail (with confirmation of receipt by the recipient, which confirmation shall be promptly delivered by the recipient if so requested by the sender in the applicable notice or other communication) or (c) sent by internationally recognized overnight courier, in each case, addressed as follows:

(i) If to the Company, to:

Maxeon Solar Technologies, Ltd. 8 Marina Boulevard #05-02
Marina Bay Financial Center, 018981
Singapore
Attn: Jeff Waters, Chief Executive Officer
Email: Jeff.Waters@sunpower.com with copies

(which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue
New York, New York 10017
USA
Attn: Eric M. Swedenburg
Sebastian Tiller
Email: eswedenburg@stblaw.com stiller@stblaw.com
Facsimile: +1 (212) 455-2502

and

Jones Day 250 Vesey Street
New York, New York 10281
USA
Attention: Randi C. Lesnick
Email: rclesnick@JonesDay.com

and

Jones Day
North Point 901 Lakeside Avenue
Cleveland, Ohio 44114
USA
Attention: Erin S. de la Mare
Email: esdelamare@JonesDay.com

(ii) If to Total, to:

Total Solar INTL 2 place Jean Millier-Arche Nord Coupole/Regnault

92078 Paris La Défense Cedex
France
Attn: Jean-Charles Arrago
Email: Jean-charles.arrago@total.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP 45, rue Saint-Dominique
Paris, France 75007
Attn: Olivier du Mottay, Ryan Maierson
Email: Olivier.duMottay@lw.com, Ryan.Maierson@lw.com

(iii) If to TZS, to:

ZHONGHUAN SINGAPORE INVESTMENT AND DEVELOPMENT PTE. LTD.
[●]
Attn: [●]
Email: [●]
Facsimile: [●] with copies (which shall not constitute notice) to:

[●]
[●]
Attn: [●]
Email: [●]
Facsimile: [●]

(b)    Any such communication shall be deemed to have been received (a) when delivered, if personally delivered or sent by internationally recognized, overnight courier and (b) when delivered by facsimile or electronic mail, if such notice is sent prior to 5:00 P.M. in the time zone of the receiving party, on the date sent and, if such notice is sent after 5:00 P.M. in the time zone of the receiving party, on the Business Day after the date on which such notice is sent.

Section 19.    Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and each Shareholder. No course of dealing between the Company or its Subsidiaries and any Shareholder or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party hereto to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 20.    Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith, from and after the Effective Time.

Section 21.    Assignment. This Agreement shall not be assigned or delegated by any party hereto without the prior written consent of the other parties hereto; provided that any Shareholder may assign or delegate this Agreement to an Affiliate of such Shareholder to which such Shareholder has Transferred Ordinary Shares if such Affiliate has agreed in writing to be bound by the terms of this Agreement as a Shareholder to the extent and for the duration that such terms remain in effect. Any purported assignment or delegation in violation of this Section 21 shall be void and of no effect.

Section 22.    Specific Performance. Each party to this Agreement acknowledges that in addition to a right to damages, a remedy at law for any breach or attempted breach of this Agreement may be inadequate, and agrees that each other party to this Agreement shall be entitled to seek specific performance and injunctive and other equitable relief in case of any such breach or attempted breach.

Section 23.    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement.

Section 24.    Other Agreement. None of the Shareholders shall enter into any understanding, arrangement or agreement of any kind with any Person (including the other Shareholder) with respect to, directly or indirectly, any Voting Securities which is inconsistent with the provisions of this Agreement.

Section 25.    Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 26.    Effectiveness of this Agreement. This Agreement shall become automatically effective as of the Effective Time. To the extent the Closing does not occur, the provisions of this Agreement shall be without any force or effect and shall create no rights or obligations on the part of any party hereto.

[Signature Page Follows]

The parties hereto have signed this Agreement as of the date first written above.

Maxeon Solar Technologies, Ltd.

By:
Name:
Title:

Total Solar INTL SAS

By:
Name:
Title:

ZHONGHUAN SINGAPORE INVESTMENT AND DEVELOPMENT PTE. LTD. 中环新加坡投资发展私人有限公司

By:
Name:
Title:

Signature Page to Shareholders Agreement

Schedule A

The following sets out the key principles of the Company’s compliance program and policies to be adopted and implemented to ensure compliance with applicable Anti-Corruption Laws and Obligations in connection with projects, activities and operations of the Company and its Subsidiaries.

1.	Prohibited Conduct

All activities of the Company and its Subsidiaries must be undertaken consistent with the requirements of applicable Anti-Corruption Laws and Obligations.

2.	Designation of Compliance personnel

The Company shall have a Compliance and Ethics Officer responsible for overseeing the development, adequate resourcing and staffing of, communication, implementation and enforcement of the Company’s compliance and ethics (“compliance”) program and its related policies.

3.	Development and implementation of a compliance risk mapping process

The Company shall undertake periodic compliance risk mapping to identify key risk points with respect to the Company’s and its Subsidiaries’ operations complying with applicable Anti-Corruption Laws and Obligations.

4.	Compliance policies

The Company shall develop, implement and maintain compliance policies and procedures at least equivalent to the Total group compliance program. These shall include:

(i)

Code of Conduct – a functional document applicable to all activities of the Company and its Subsidiaries, establishing the Company’s zero tolerance for corruption, fraud, anti-trust violations and influence peddling;

(ii)	A risk-based third party due diligence policy and procedures, which may include a formal Anti-Corruption Policy;

(iii)	Gifts, Hospitality, Donations and Corporate Social Responsibility Activities;

(iv)	Conflicts of Interest and Human Resources;

(v)

The Company will assess the need for additional compliance policies necessary to ensure that the activities of the Company and its Subsidiaries are in compliance with applicable Anti-Corruption Laws and Obligations.

5.	Risk-based compliance training and communication

The Company shall ensure that training is delivered in order that compliance risks are understood and properly managed.

6.	Mechanisms for reporting and responding to allegations or evidence of misconduct

The Company will implement adequate reporting mechanisms to allow for the reporting of concerns and/or violations. Such mechanisms should be consistent with local law and ensure that individuals are appropriately protected and do not suffer any retaliation. The Company will also ensure that reports are properly and timely investigated, and formulate appropriate and effective responses to credible evidence of misconduct (including, but not limited to, disciplinary sanctions, where necessary).